EXHIBIT 10.18

RESTRICTED STOCK AGREEMENT
UNDER THE
CENTURYLINK 2011 EQUITY INCENTIVE PLAN
(2011 Grants to Section 16 Officers other than CEO)

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of October 7, 2011, by and between CenturyLink, Inc. (“CenturyLink”) and James E. Ousley (“Award Recipient”).

WHEREAS, CenturyLink maintains the CenturyLink 2011 Equity Incentive Plan (the “Plan”) under which the Compensation Committee, or a duly authorized subcommittee thereof (the “Committee”), of the Board of Directors of CenturyLink (the “Board”) may, directly or indirectly, among other things, grant restricted shares of CenturyLink’s common stock, $1.00 par value per share (the “Common Stock”), to key employees of CenturyLink or its subsidiaries (collectively, the “Company”), subject to such terms, conditions, or restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Committee has awarded to the Award Recipient restricted shares of Common Stock on the terms and conditions specified below.

NOW, THEREFORE, the parties agree as follows:

1.
AWARD OF SHARES

Upon the terms and conditions of the Plan and this Agreement, CenturyLink as of the date of this Agreement (the “Grant Date”) hereby awards to the Award Recipient a total of                          restricted shares of Common Stock (the “Restricted Stock”) that vest, subject to Sections 2, 3 and 4 hereof, in installments as follows:

Scheduled Vesting Date	Number of Shares
December 31, 2012

2.
AWARD RESTRICTIONS ON
RESTRICTED STOCK

2.1           In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive accrued dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting.  Except as otherwise provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of CenturyLink with respect to the Restricted Stock, including the right to vote the shares.  All dividends and other distributions relating to the Restricted Stock will accrue when declared and be paid to the Award Recipient only upon the vesting of the related Restricted Stock.

2.2           If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, all of the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the date on which the employment of the Award Recipient terminates as a result of (i) death or (ii) disability within the meaning of Section 22(e)(3) of the Internal Revenue Code.

2.3           (a)           If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient’s employment is terminated by CenturyLink without Cause (as defined below) or by the Award Recipient for Good Reason (as defined below) within 18 months following a Change of Control of CenturyLink (as defined in the Plan), then all Restricted Stock shall vest immediately and all restrictions set forth in Section 2.1 shall lapse.

(b)           (i)            For purposes of this Section 2.3, “Cause” shall mean the Award Recipient’s (A) willful breach of any nondisclosure, noncompetition, nonsolicitation or nondisparagement covenants contained in any agreement between the Company and the Award Recipient; (B) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; (C) workplace conduct resulting in the payment of civil monetary penalties or the incurrence of civil non-monetary penalties that will materially restrict or prevent the Award Recipient from discharging his obligations to the Company; (D) habitual intoxication during working hours or habitual abuse of or addiction to a controlled substance; (E) material breach of the Company’s insider trading, corporate ethics and compliance policies and programs or any other Board-adopted policies applicable to management conduct; (F) participation in the public reporting of any information contained in any report filed by the Company with the Securities and Exchange Commission that was impacted by the Award Recipient’s knowing or intentional fraudulent or illegal conduct; or (G) substantial, willful and repeated failure to perform duties as instructed by or on behalf of the Board in writing.

(ii)           The Award Recipient’s employment shall not be deemed terminated for Cause unless the Company shall have delivered to the Award Recipient a termination notice with a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting called partly or wholly for such purpose (after reasonable notice is provided to the Award Recipient and the Award Recipient has had an opportunity, with counsel, to be heard by the Board) finding that the Award Recipient should be terminated for Cause and specifying in reasonable detail the grounds therefor.

(iii)          No action or inaction shall be deemed the basis for Cause unless the Award Recipient is terminated therefor prior to the first anniversary of the date on which such action or omission is first known to the Chief Executive Officer of the Company.

(c)           For purpose of this Section 2.3, “Good Reason” shall mean any termination qualifying as a termination for “good reason” under any change of control agreement in effect between the Company and the Award Recipient, or if no such agreement is in place, any of the following events or conditions described in this Section 2.3(c), but only if the Award Recipient shall have provided written notice to the Company within 90 days of the initial existence or occurrence of such event or condition and the Company shall have failed to cure such event or condition within 30 days of its receipt of such notice:

(i)            Any failure of the Company or its Affiliates to provide the Award Recipient with a position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Change of Control.  The Award Recipient’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Award Recipient’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Award Recipient holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, either the Post-Transaction Company or the Company;

(ii)           The assignment to the Award Recipient of any duties inconsistent in any material respect with the Award Recipient’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities at the time of the Change of Control, or any other action that results in a diminution in any material respect in such position, authority, duties or responsibilities;

(iii)          A reduction of the Award Recipient’s base salary in effect as of the date of the Change of Control without the Award Recipient’s consent, except for across-the-board salary reductions similarly affecting all or substantially all similarly-situated officers of the Company and the Post-Transaction Company;

(iv)          The Award Recipient is advised of, manifests an awareness of, or becomes aware of facts that would cause a reasonable person to inquire into any failure in any material respect by the Company or its Affiliates to comply with any of the provisions of this Agreement; or

(v)           Any directive requiring the Award Recipient to be based at any office or location more than 50 miles from the location the Award Recipient was based prior to the Change of Control, or requiring the Award Recipient to travel on business to a substantially greater extent than required immediately prior to the Change of Control.

(d)           For purpose of this Section 2.3, “Affiliate” (or variants thereof) shall mean a person that controls, or is controlled by or is under common control with, another specified person, either directly or indirectly.

2.4           If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient’s employment terminates because of retirement on or after attaining the age of 55 with at least ten years of prior service with the Company but prior to the Award Recipient attaining age 65, then, provided the Committee has specifically approved such action, all Restricted Stock shall vest immediately and all restrictions set forth in Section 2.1 shall lapse.

2.5           If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient’s employment terminates because of retirement on or after age 65, then, provided the Committee has specifically approved such action, all Restricted Stock shall vest immediately and all restrictions set forth in Section 2.1 shall lapse.

3.
TERMINATION OF EMPLOYMENT

All unvested Restricted Stock shall automatically terminate and be forfeited if the employment of the Award Recipient terminates for any reason, unless and to the extent otherwise provided in Section 2.

4.
FORFEITURE OF AWARD

4.1           If, at any time during the Award Recipient’s employment by the Company or within 18 months after termination of employment, the Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the Award Recipient’s employment for which either criminal or civil penalties against the Award Recipient may be sought, (b) conduct or activity that results in termination of the Award Recipient’s employment for cause, (c) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and corporate compliance policies and programs, (d) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (e) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Award Recipient’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the Award Recipient during the Award Recipient’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (ii) any other service or assistance that is provided at the request or with the written permission of the Company, (f) disclosing or misusing any confidential information or material concerning the Company, (g) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of

Control not approved by the Board or (h) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then the award of Restricted Stock granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient engages in such activity and (1) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such stock or securities, and (2) all unvested shares of Restricted Stock  shall be forfeited.

4.2           If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay).  Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.

4.3           The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 and 4.2 above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.

5.
STOCK CERTIFICATES

No stock certificates evidencing the Restricted Stock shall be issued by CenturyLink until the lapse of restrictions under the terms hereof.  Instead, ownership of the Restricted Stock shall be evidenced by a book entry with the applicable restrictions reflected.  Upon the lapse of restrictions on shares of Restricted Stock, CenturyLink shall issue the vested shares of Restricted Stock (either through book entry issuances or delivery of a stock certificate) in the name of the Award Recipient or his or her nominee, subject to the other terms and conditions hereof, including those governing any withholdings of shares under Section 6 below.  Upon receipt of any such vested shares, the Award Recipient is free to hold or dispose of such shares, subject to (i) applicable securities laws, (ii) CenturyLink’s policy statement on insider trading, and (iii) CenturyLink’s stock ownership guidelines then in effect.

6.
WITHHOLDING TAXES

Notwithstanding any Plan provision to the contrary, at the time that all or any portion of the Restricted Stock vests, CenturyLink will withhold from the shares the Award Recipient otherwise would receive hereunder the number of whole shares of Common Stock, rounding up if necessary, having a value equal to the minimum statutory amount required to be withheld under federal, state and local law.

7.
ADDITIONAL CONDITIONS

Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of the Restricted Stock in accordance with Section 1 or 2 hereof, CenturyLink further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyLink.  CenturyLink agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

8.
NO CONTRACT OF EMPLOYMENT INTENDED

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

9.
BINDING EFFECT

Upon being duly executed and delivered by CenturyLink and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors.  Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.

10.
INCONSISTENT PROVISIONS

The shares of Restricted Stock granted hereby are subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement.  If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control, except with regard to this Agreement’s limitations on the Committee’s discretion provided in the last sentence of Section 2.6.  The Award Recipient acknowledges receipt from CenturyLink of a copy of the Plan and a prospectus summarizing the Plan and further acknowledges that the Award Recipient was advised to review such materials prior to entering into this Agreement.  The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.

11.
ATTORNEYS’ FEES AND EXPENSES

Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties’ rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).

12.
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

13.
SEVERABILITY

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and CenturyLink intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.
ENTIRE AGREEMENT; MODIFICATION

The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein.  This Agreement may not, without the Award Recipient’s consent, be amended or modified so as to materially adversely affect the Award Recipient’s rights under this Agreement, except (i) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (ii) by a written document signed by each of the parties hereto.  Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

15.
ELECTRONIC DELIVERY AND EXECUTION OF DOCUMENTS

15.1         The Company may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request Award Recipient’s consent to the terms of an award by electronic means.  The plan documents may, but do not necessarily, include:  the Plan, any grant notice, this Agreement, the Plan prospectus, and any reports of CenturyLink provided generally to CenturyLink’s shareholders.  In addition, the Award Recipient may deliver by electronic means any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time.  Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the applicable plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.  By accepting the terms of this Agreement, the Award Recipient also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system as described herein.

15.2         The Award Recipient acknowledges that the Award Recipient has read Section 15.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 15.1.  The Award Recipient acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Award Recipient by contacting the Company by telephone or in writing.  The Award Recipient further acknowledges that the Award Recipient will be provided with a paper copy of any documents if the attempted electronic delivery of such documents to the Award Recipient fails.  Similarly, the Award Recipient understands that the Award Recipient must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents by the Award Recipient fails.  The Award Recipient may revoke his or her consent to the electronic delivery and execution of documents described in Section 15.1 or may change the electronic mail address to which such documents are to be delivered (if Award Recipient has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Award Recipient understands that he or she is not required to consent to electronic delivery or execution of documents described in Section 15.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the day and year first above written.

CENTURYLINK, INC.

By:
Glen F. Post, III
Chief Executive Officer and President

James E. Ousley
Award Recipient